                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                          CASA OLE RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           CASA OLE RESTAURANTS, INC.
                              1135 EDGEBROOK DRIVE
                             HOUSTON, TEXAS  77034


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 28, 1997


         Notice is hereby given that the Annual Meeting of Shareholders of Casa Ole Restaurants, Inc., a Texas corporation (the "Company"), will be held at the Company's Pasadena, Texas restaurant located at 1520 E. Southmore, Pasadena, Texas on Wednesday, May 28, 1997 at 10:00 a.m. (Texas time) for the following purposes:

         1. To elect two directors, each to serve for a term of three years, or until their respective successors shall have been duly elected and shall have qualified;

         2. To approve the appointment of KPMG Peat Marwick LLP as independent auditors for fiscal 1997; and

         3. To transact such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on April 9, 1997, are entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

         You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in writing, to be received by the Company prior to the meeting.

                                           By Order of the Board of Directors



                                           Stacy M. Riffe
                                           Secretary

April 23, 1997

                           CASA OLE RESTAURANTS, INC.

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 28, 1997

         This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Casa Ole Restaurants, Inc., a Texas corporation (the "Company"), to be held on Wednesday, May 28, 1997 at 10:00 a.m., Texas time, at the Company's Pasadena, Texas restaurant located at 1520 E. Southmore, Pasadena, Texas, and at any adjournment or postponement thereof. The Notice of Annual Meeting, this statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the year ended December 27, 1996, are first being sent to shareholders on or about April 28, 1997.

         The close of business on April 9, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 3,597,705 shares of Common Stock, $.01 par value ("Common Stock"), each of which will be entitled to one vote.


                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

         The number of directors of the Company has been fixed by the Board of Directors (the "Board"), pursuant to the Company's Bylaws, at seven. The Company's Articles of Incorporation provide for the Board of Directors to be divided into three classes, designated as Class I, Class II and Class III.
Each class of directors consists of directors who serve an initial term of a one, two or three year period or until their successors are elected and qualified. Thereafter, directors will serve staggered three-year terms. At the meeting, Common Stock, represented by proxies, unless otherwise specified, will be voted for the election of the two nominees hereinafter named, to serve for a term of three years or until his successor is duly elected and qualified.

         The following information is set forth with respect to the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.


                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                            Director          Term
     Name                         Age        Since           Expires
     ----                         ---        -----          ---------
     Larry N. Forehand            52         1995              2000
     John C. Textor               31         1996              2000

         Larry N. Forehand is the founder of the Company and has served as Vice Chairman of the Company's Board of Directors since October 1995. From December 1973 to March 1995, Mr. Forehand served as President of the Company. Mr. Forehand is presently the President of the Texas Restaurant Association, a state trade association for the restaurant industry, and will serve in such capacity through June 1997.

         John C. Textor has served as President of Wyndcrest Partners, Ltd., (formerly Textor Ventures, Ltd.), an entity that focuses on the acquisition, recapitalization and restructuring of medium-sized private companies, since August 1991. During a portion of this time, Mr. Textor was also affiliated with R. Best Associates, Inc., a Texas-based merchant banking firm, as a principal. From October 1995 to January 1996, Mr. Textor also served as interim Chief Financial Officer of the Company. Prior to August 1991, Mr. Textor was jointly responsible for the Strategic Planning and Corporate Finance Group at the Michael Swerdlow Companies, the general partner of a real estate/merchant banking joint venture among Nelson Peltz, Peter May and Shearson/American Express. Mr. Textor was previously employed as an associate in the Real Estate Merchant Banking Group at Shearson Lehman Hutton, having originally joined that firm as a corporate financial analyst in the New York Investment Banking Division.


          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                         Director  Term
     Name                         Age     Since   Expires
     ----                         ---    -------- -------
     Louis P Neeb .............   58       1995    1998
     Michael D. Domec..........   51       1995    1998
     Patrick A. Morris ........   51       1995    1999
     J.J. Fitzsimmons .........   49       1996    1999
     Richard E. Rivera ........   50       1996    1999

         Louis P. Neeb has served as Chairman of the Board and Chief Executive Officer of the Company since November 1995. Since 1982 Mr. Neeb has served as President of Neeb Enterprises, Inc., a personal restaurant consulting company. From July 1991 to January 1994, Mr. Neeb served as President of Spaghetti Warehouse, Inc. From September 1989 to June 1991, Mr. Neeb served as President of Geest Foods USA. From 1982 to 1987, Mr. Neeb served as President and Chief Executive Officer of Taco Villa, Inc. and its predecessors, a publicly held corporation controlled by W.R. Grace & Co., where he oversaw the development of the Applebee's restaurant chain and the operation of the Del Taco restaurant chain. From 1980 to 1982, Mr. Neeb served as Chairman of the Board and Chief Executive Officer of Burger King Corporation. From 1973 to 1980, Mr. Neeb served in various positions, including President and Chief Operating Officer of Steak & Ale Restaurants. During that time, Mr. Neeb directed the development of the Bennigan's restaurant concept. Mr. Neeb serves as a director of ShowBiz Pizza Time, Inc. and of Franchise Finance Corp. of America, an entity that provides financing for real estate used for restaurants. Mr. Neeb is also a director of Silver Diner, Inc., a publicly held restaurant company, and of Blue Marlin Restaurants, Inc., a privately held restaurant company.

         Michael D. Domec has served as President of Magnum Development, Inc., a residential real estate development company, since 1991, and as President of Ole Restaurants, Inc., a franchisee of the Company, since June 1996. From December 1977 until April 1996, Mr. Domec was Vice President of Casa Ole Franchise Services, Inc. and the majority owner of seven Casa Ole restaurants and a 49% owner of Casa Ole Franchise Services, Inc., with the other owners of such corporation being Larry N. Forehand--49%, Lawrence K. Schoening--1% and Corkey L. Turner--1%. As a franchisee of the Company, Mr. Domec has agreed to open a minimum of five Casa Ole restaurants in the Houston area by 2001.

         Patrick A. Morris has served as President, Chief Operating Officer and a director of the Company since March 1995. From August 1993 to March 1995, Mr. Morris was self-employed as a strategic planning consultant, and consulted with the Company from November 1994 until his election as the Company's President and Chief Operating Officer in March 1995. From November 1990 to August 1993, Mr. Morris served as Senior Vice President of Tony Roma's. From 1985 to 1990, Mr. Morris served as an Executive Vice President of Perkins Family Restaurants. Mr. Morris has further experience through his employment in various executive positions with Taco Bell prior to 1985, where he successfully completed the Fast-Track Operational Program to Regional Vice President.

         J. J. Fitzsimmons is Senior Vice President of Finance of Wal-Mart Stores, Inc., a position held since November 1995. From September 1994 to November 1995, Mr. Fitzsimmons served as Vice President of Finance of Wal-Mart Stores, Inc. From November 1993 to September 1994, Mr. Fitzsimmons served as Senior Vice President and as a securities analyst for Rauscher Pierce Refsnes, Inc. From January 1993 to November 1993, Mr. Fitzsimmons served as Senior Vice President and Chief Financial Officer of S&A Restaurant Corp. From August 1985 to January 1993, Mr. Fitzsimmons served as Senior Vice President, Director and Chief Financial Officer of National Pizza Company.

         Richard E. Rivera is President and Chief Executive Officer of RARE Hospitality International, Inc., a position held since February 1994. Mr. Rivera is also a director of RARE Hospitality International, Inc. and serves on its Executive Committee. Mr. Rivera is also a director of the National Restaurant Association. From February 1987 to February 1994, Mr. Rivera served as President and Chief Executive Officer of TGI Friday's, Inc.

                         BOARD MEETINGS AND COMMITTEES

         Three meetings of the Board were held during 1996. Each of the directors attended 100% of the meetings of the Board and the committees thereof of which he is a member and served, except one member who was unable to attend one board meeting.

         The Board has an Audit Committee, the members of which are Messrs. Textor, Rivera and Fitzsimmons; Mr. Fitzsimmons serves as Chairman. The Audit Committee held one meeting during 1996. The Audit Committee is responsible for reviewing the accounting practices and policies and recommending to whom reports should be submitted within the Company, reviewing with the independent auditors their final report, reviewing with the independent auditors the overall accounting and financial controls and being available to the independent auditors during the year for consultation purposes.

         The Board has a Compensation/Stock Option Committee, the members of which are Messrs. Forehand, Domec and Rivera; Mr. Rivera serves as Chairman. The Compensation/Stock Option Committee held one meeting during 1996. The Compensation/Stock Option Committee is responsible for determining the compensation of the officers of the Company and granting options under the Company's 1996 Casa Ole Long Term Incentive Plan and the 1996 Managers Stock Option Plan.

         The Board has an Executive Committee, the members of which are Messrs. Neeb, Forehand and Morris; Mr. Neeb serves as Chairman. There were two meetings of the Executive Committee during 1996. The Executive Committee has the authority, between meetings of the Board, to take all actions with respect to the management of the Company's business that require action by the Board, except with respect to certain specified matters that by law must be approved by the entire Board.


                             DIRECTOR COMPENSATION

         Each outside director receives an annual retainer of $5,000 plus $750 per Board meeting attended and $250 per committee meeting attended that is not in conjunction with a Board meeting and is reimbursed for expenses incurred for attending any such meeting. The outside directors have agreed to invest not less than 50% of their annual retainer for their service as directors of the Company in each year to purchase shares of Common Stock of the Company from the Company or in the open market through a program administered by the Company. Each outside director is granted options to purchase shares of Common Stock pursuant to the Casa Ole Stock Option Plan for Non-Employee Directors (the "Directors Option Plan").

         The Directors Option Plan provides that each outside director not previously affiliated with the Company will automatically be granted an option to purchase 10,000 shares of Common Stock. These options will be exercisable in 20% increments at the market price on the date of grant and will vest equally over the five-year period from the date of grant. Each outside director will automatically receive options to purchase 3,000 shares of Common Stock annually (or a pro rata portion thereof if the outside director is elected other than at an annual meeting) immediately following his or her reelection to the Board, exercisable at the fair market value of the Common Stock at the close of business on the date immediately preceding the date of grant. Such options will vest annually. Directors previously affiliated with the Company, excluding those directors who are also officers of the Company, will automatically receive options to purchase 3,000 shares of Common Stock annually beginning with the first annual meeting following the initial public offering. Such options will vest annually. All stock options granted pursuant to the Directors Option Plan will be nonqualified stock options and will remain exercisable until the earlier of ten years from the date of grant or six months after the optionee ceases to be a director of the Company. Upon certain significant events involving the Company, all options outstanding under the Directors Option Plan shall terminate, provided that immediately prior to the effective date of such transaction each holder of an outstanding option under the Directors Option Plan shall be entitled to purchase the total number of shares of Common Stock that such optionee would have been entitled to purchase during the entire remaining term of the option. Such events include the merger or consolidation of the Company in which the Company is not the surviving corporation; a dissolution of the Company or a transfer of all or substantially all of the assets or shares of stock to one or more other persons or entities; any person or group (other than Messrs. Larry N. Forehand, Michael D. Domec and Louis P. Neeb) becoming the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company; or if, during any period of two consecutive years, individuals then constituting the Board of Directors cease for any reason to constitute at least a majority of the Board unless the election of each director who was not a director at the beginning of the period has been approved in advance by at least two-thirds of the directors then in office who were directors at the beginning of the period.


                    EXECUTIVE OFFICERS OTHER THAN DIRECTORS

         The information below sets forth the name, age, current position with the Company, the principal occupation, and the year of becoming an executive officer of the Company for the one executive officer that is not a director.

         Stacy M. Riffe, age 31, has served as Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since January 1996. From July 1991 to January 1996, Ms. Riffe served in various positions at Spaghetti Warehouse, Inc. Ms. Riffe most recently served as Controller and Treasurer of Spaghetti Warehouse, Inc. From January 1987 to July 1991, Ms. Riffe served in various positions in the audit department at KPMG Peat Marwick LLP.


                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 17, 1997 by each person known to the Company to own beneficially more than five percent of the Company's Common Stock, each director, each executive officer and all executive officers and directors as a group.

                                                             Shares         Percent
                                                           Beneficially       of
Name of Beneficial Owner                                    Owned (1)        Class
------------------------                                    ---------        -----
Larry N. Forehand and Forehand
     Family Partnership, Ltd. (2)(3)......................    833,012         22.5%
Strong Capital Management, Inc. (4).......................    564,700         15.3%
     100 Heritage Reserve
     Menomonee Falls, Wisconsin 53051
Michael D. Domec (2)......................................    180,000          4.9%
Louis P. Neeb (2)(5)(6)...................................     10,000           *
John C. Textor (5)(6)(7)..................................    173,184          4.7%
     2176 Regents Blvd.
     West Palm Beach, Florida 33409
Patrick A. Morris (2)(6)(8)...............................     13,243           *
Richard E. Rivera (9).....................................      2,215           *
     RARE Hospitality International, Inc.
     8215 Roswell Road, Bldg. 200
     Atlanta, Georgia 30350
J.J. Fitzsimmons (9)......................................      2,180           *
     Wal-Mart Stores, Inc.
     702 Southwest 8th Street
     Bentonville, Arkansas 72716
Stacy M. Riffe (2)(6)(10).................................      5,498           *
All executive officers and directors as
     a group (eight persons) (11).........................  1,128,895         30.5%

---------------

*  Less than 1%

(1) The named shareholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.
(2)      The business address is 1135 Edgebrook Drive, Houston, Texas  77034.
(3) Includes 520,996 shares held directly by Mr. Forehand and 312,016 held by Forehand Family Partnership, Ltd. a limited partnership of which Mr. Forehand is the sole managing general partner and of which Mr. Forehand and his spouse are the sole limited partners.
(4) Based on Schedule 13G as of December 31, 1996, filed by Strong Capital Management, Inc. with the Securities and Exchange Commission. The
         Schedule 13G discloses that Strong Capital Management, Inc. has sole voting power over 290,200 shares of Common Stock and sole dispositive power over 564,700 shares of Common Stock.
(5) Additionally, Messrs. Neeb and Textor have warrants to purchase, at a per share price of $10.90, up to 179,885 and 97,138 shares, respectively, from the Company that do not become exercisable until April 1998.
(6) Additionally, Messrs. Neeb, Morris and Textor and Ms. Riffe have warrants to purchase, at a per share price of $10.90, up to 196,602, 98,301, 81,165 and 29,491 shares, respectively, from Larry N. Forehand that do not become exercisable until April 1998.
(7) Warrants exercisable within 60 days of the Record Date by Tex-Mex Partners, L.C., of which Mr. Textor is a principal but with respect to which he has no ownership rights and with respect to which Mr. Textor disclaims beneficial ownership.
(8) Includes 10,793 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(9) Includes 2,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(10) Includes 3,598 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(11) Includes an aggregate of 191,575 shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days of the Record Date.


                             EXECUTIVE COMPENSATION

         The following table sets forth information with respect to compensation paid by the Company and its subsidiaries to the Chief Executive Officer and to the other most highly paid executive officers who received cash compensation in excess of $100,000 for the fiscal year ended December 27, 1996 (collectively the "Named Executive Officers"). Information with respect to compensation paid by the Company to the Chief Executive Officer for the fiscal year ended December 26, 1995, is also presented. Information with respect to prior fiscal years is not presented as the Company was not a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act at any time during years prior to 1996.


                           SUMMARY COMPENSATION TABLE


                                                                    LONG TERM
                                                                   COMPENSATION
                                            ANNUAL COMPENSATION       AWARDS
                                           --------------------       ------         ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY  BONUS  OTHER     OPTIONS (#)     COMPENSATION
---------------------------       ----     ------  -----  -----     -----------     ------------
Louis P. Neeb                     1996     $ 60,577    -     -               -        $  10,500
     Chairman and Chief           1995            -    -     -               -        $   7,000
     Executive Officer

Patrick A. Morris                 1996     $164,138    -     -         107,931                -
     Chief Operating Officer
     and President

         The following table discloses, for each of the Named Executive Officers, options granted during the fiscal year ended December 27, 1996, and the potential realizable values for such options:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                                                                                           STOCK PRICE APPRECIATION
                                  INDIVIDUAL GRANTS                                           FOR OPTION TERM (1)
                          ----------------------------------------------------------      ----------------------------
                          SECURITIES         % OF TOTAL
                          UNDERLYING       OPTIONS GRANTED   EXERCISE
                           OPTIONS          TO EMPLOYEES     OR BASE      EXPIRATION
NAME                      GRANTED(#)       IN FISCAL YEAR     PRICE          DATE             5%               10%
----                      ----------       --------------     -----          ----             --               ---
Louis P. Neeb                 -                   -              -             -                -                -
Patrick A Morris (2)       107,931              38.9%         $11.00        4/24/06         $746,649         $1,892,156

----------------

(1) These dollar amounts represent the value of the option assuming certain rates of appreciation from the market price of the Common Stock at the date of grant. Actual gains, if any, on stock option exercise are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this column will be achieved.
(2) Exercisable 10% on the first anniversary of the date of grant, 15% on the second anniversary of the date of grant and 25% on each of the third through fifth anniversaries of the date of grant.


         The following table describes, for each of the Named Executive Officers, options and the potential realizable values for their options at December 27, 1996:

                       OPTION VALUES AT DECEMBER 27, 1996

                          NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                               UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS (1)
                          ------------------------------    ------------------------------
NAME                      EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
----                      -----------      -------------    -----------      -------------
Louis P. Neeb                  -                   -              -                -
Patrick A. Morris (2)          -                107,931           -                -

---------------

(1) Based on the closing price per share of Common Stock on December 27, 1996, of $8.75 as reported by the Nasdaq National Market.
(2) Options were granted upon the Company's initial public offering and vest 10% on April 24, 1997, 15% on April 24, 1998, and 25% on each April 24 of years 1999, 2000 and 2001.


               REPORT BY THE COMPENSATION/STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

         The Board of Directors has established a Compensation/Stock Option Committee (the "Committee") to administer all aspects of the compensation program for the executive officers of the Company, including the review and approval of the compensation levels, the evaluation of performance and the granting of options under the Company's 1996 Casa Ole Long Term Incentive Plan. The Committee consists of the three directors whose names are listed at the end of this report.

         The primary objective of the Company's compensation program is to attract, retain and reward executives whose contributions will enhance the Company's ability to execute its business strategy. The Company's strategy is to provide shareholder value by growing the system through both same-store sales increases and new unit openings, while differentiating the concept from competition and maintaining strong price value for the customers.

         The Company's executive compensation program includes base salary, a cash bonus program, stock options and other forms of compensation as determined by the Committee. Performance of the Company, the level of each executive's responsibility and his or her ability to contribute to the Company's success are considered in determining total compensation. Stock price performance is only one measure of success and may not be the best current measure of executive performance. Base salaries are set by considering compensation levels of similar positions within industry peers.

         The Company has three-year employment agreements with each of Messrs. Neeb and Morris and Ms. Riffe that commenced with the completion of the Company's initial public offering in April 1996, subject to the right of the employee to terminate the agreement upon six months' notice to the Company. Such agreements are subject to annual review and adjustment, and, in the event that an agreement is terminated by the Company within three years from the commencement of employment, the Company will pay the employee's base salary until the first to occur of one year after termination or the securing of alternative employment by the employee. Under the agreements, annual base salaries for fiscal 1996 for Messrs. Neeb and Morris and Ms. Riffe were $90,000, $160,000 and $79,500, respectively. No adjustments were made to the base salaries during fiscal 1996.

         Company executives are eligible to receive annual cash bonus awards based in part on a formula of profits relative to financial plan. For fiscal 1996, no such bonuses were awarded.

         The Board of Directors and shareholders of the Company approved the Casa Ole 1996 Long Term Incentive Plan (the "Incentive Plan") in conjunction with the initial public offering. The Incentive Plan authorizes the granting of incentive stock options and non-qualified stock options to purchase Common Stock, stock appreciation rights, restricted stock and performance units to key executives and other key employees of the Company, including officers of the Company and its subsidiaries, and is administered by the Committee. The purpose of the Incentive Plan is to attract and retain key employees, to motivate key employees to achieve long-range goals and to further align the interests of key employees with those of the other shareholders of the Company.

         The Incentive Plan authorizes the award of 320,000 shares of Common Stock to be used for stock options, stock appreciation rights or restricted stock. The Incentive Plan will terminate on December 31, 2005.

         Executives and other key full-time employees of the Company and its subsidiaries may be selected by the Committee to receive awards under the Incentive Plan. In the discretion of the Committee, an eligible employee may receive an award in the form of a stock option, stock appreciation right, restricted stock award or performance unit or any combination thereof, and more than one award may be granted to an eligible employee.

         The Incentive Plan authorizes the award of both incentive stock options and nonqualified stock options. Under the Incentive Plan, an option may be exercised at any time during the exercise period established by the Committee, except that: (i) no option may be exercised prior to the later of the expiration of six months from the date of grant or one year following the completion of the offering; (ii) no option may be exercised more than ninety days after employment with the Company and its subsidiaries terminates by reason other than death, disability or authorized leave of absence for military or government service; and (iii) no option may be exercised more than twelve months after employment with the Company and its subsidiaries terminates by reason of death or disability. The term of each option is determined by the Committee, but in no event may such term exceed ten years from the date of grant.

         The Company's Board of Directors granted options covering 107,931 and 35,977 shares of Common Stock to Mr. Morris and Ms. Riffe, respectively under the Incentive Plan prior to the date on which the Registration Statement relating to the Company's initial public offering was declared effective by the Securities and Exchange Commission. The exercise price of all such options is equal to the initial public offering price of $11.00. All such options will vest and become exercisable at the rate of 10% on the first anniversary of the date of grant, 15% on the second anniversary of the date of grant, and 25% on each of the third through fifth anniversaries of the date of grant.

         Although not part of the compensation program for the Company's executive officers, the Committee also administers the 1996 Managers Stock Option Plan (the "Managers Plan"), which authorizes the granting of non-qualified stock options to purchase Common Stock to employees of the Company and its subsidiaries who are managers or assistant managers of or hold key managerial positions in or for the Company or any subsidiary ("Managers") and who are at the time of grant neither officers, directors nor 10% shareholders of the Company. The Managers Plan was adopted by the Board of Directors of the Company. The purpose of the Managers Plan is to attract and retain key employees, to motivate key employees to achieve long-range goals, to provide incentive compensation opportunities that are competitive with those of other corporations and further align the interest of eligible employees with the Company's other shareholders.

         The Managers Plan authorizes the award of an aggregate of 200,000 shares of Common Stock to be used for non- qualified stock options. The Managers Plan will terminate on December 31, 2005.

         Under the Managers Plan, non-qualified stock options may be granted to Managers at the price determined by the Committee, which shall be 100% of the fair market value at the date the option is granted unless the Committee expressly determines otherwise. The Managers Plan provides that an option granted thereunder may be exercised at any time during the exercise period established by the Committee, except that: (i) no option may be exercised more than ninety days after employment with the Company and its subsidiaries has terminated by reason other than death, disability or authorized leave of absence for military or government service; and (ii) no option may be exercised more than 12 months after employment has terminated by reason of death or disability. The term of each option is determined by the Committee, but in no event may such term exceed ten years from the date of grant.

         The Committee believes that the compensation of the Company's executives during fiscal 1996 was consistent with the objectives of the Company's executive compensation program.

         COMPENSATION/STOCK OPTION COMMITTEE

         Larry N. Forehand
         Michael D. Domec
         Richard E. Rivera



                 COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

         The Compensation/Stock Option Committee consists of Larry N. Forehand, Michael D. Domec and Richard E. Rivera. Mr. Rivera serves as Chairman of the Committee.

         Prior to the Company's initial public offering in April 1996, Mr. Forehand and Mr. Domec were officers, directors and shareholders in several of the subsidiaries of the Company. Pursuant to a Contribution Agreement (see "Certain Relationships and Related Transactions--Reorganization"), the shareholders of the prior corporations contributed to the Company all outstanding shares of capital stock of each corporation, and the Company issued to such shareholders in exchange therefor an aggregate of 2,732,705 shares of its Common Stock. The exchange transaction contemplated by the Contribution Agreement was completed April 24, 1996. As a result of the exchange transaction contemplated by the Contribution Agreement, the prior corporations became wholly owned subsidiaries of the Company, and Mr. Forehand and Mr. Domec received 983,012 and 1,315,000 shares of the Company's Common Stock, respectively.

         The Contribution Agreement also obligated Mr. Domec to sell, and the Company to purchase, 1,135,000 shares of Common Stock owned by Mr. Domec subsequent to the completion of the offering at an aggregate purchase price of $11.35 million, or $10.00 per share, which repurchase was consummated immediately after the offering.

         In addition, the Company engaged in various other transactions related to Mr. Forehand and/or Mr. Domec. For a complete description of each of the following transactions, see "Certain Relationships and Related Transactions."

         Bay Area Management, Inc., an entity owned by Robert N. Domec, the brother of Michael D. Domec, performs certain accounting, financial, payroll and administrative services for the Company. Additionally, the Company leases its executive offices from CO Properties No. 3, a Texas general partnership of which Michael D. Domec and Larry N. Forehand are partners.

         Larry N. Forehand sold warrants to Messrs. Neeb and Morris and Ms. Riffe and to an entity affiliated with Mr. Textor to purchase an aggregate of 520,996 shares (with warrants for 25,000 of such shares to Mr. Textor's affiliated entity rescinded by agreement in 1996) of the Common Stock of the Company held by Mr. Forehand at the initial public offering price ($11.00 per share) less the amount paid for the warrant ($.10 per share).

         Prior to the effective date of the initial public offering, Larry N. Forehand and his brother, Leon Forehand, made loans to certain corporations that are now subsidiaries of the Company.

         Michael D. Domec has signed a multi-unit development agreement with the Company and has agreed to open a minimum of five restaurants in the Houston, Texas area by 2001.

         MDD Investments, Inc., a corporation controlled by Michael D. Domec, received royalties from various of the corporations prior to the initial public offering in connection with consulting services provided to such entities with respect to restaurant design, purchasing and operational support.

         Pursuant to Item 404 of Commission Regulation S-K, no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive offers served as a director of the Company.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon review of Forms 3, 4 and 5 for the 1996 fiscal year, all reports required by Section 16(a) of the Securities Exchange Act of 1934 in connection with the acquisition of shares of Common Stock by officers, directors and persons who own more than 10% of a registered class of the Company's equity securities were filed timely.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REORGANIZATION

         The Company was organized under the laws of the State of Texas on February 16, 1996. The Company, the predecessor corporations and their respective shareholders were parties to a Master Contribution Agreement dated as of February 26, 1996 (the "Contribution Agreement"). The Contribution Agreement provided for the organization and capitalization of the Company, the redemption of Mr. Domec's shares and the rights and obligations of the shareholders and the predecessor corporations with respect to certain federal and state income tax matters relating to periods prior to the closing of the transactions therein contemplated.

         Acquisition of Predecessor Corporations. Pursuant to the Contribution Agreement, the shareholders of the predecessor corporations contributed to the Company all outstanding shares of capital stock of each of the corporations, and the Company issued to such shareholders in exchange therefor an aggregate of 2,732,705 shares of its Common Stock. The exchange transaction contemplated by the Contribution Agreement was completed April 24, 1996. As a result of the exchange transaction contemplated by the Contribution Agreement, the predecessor corporations became wholly owned subsidiaries of the Company and each shareholder of the Company received the following number of shares of Common Stock: Michael D. Domec, 1,315,000 shares; Larry N. Forehand, 983,012 shares; Robert N. Domec, 108,903 shares; Robert L. Forehand, 230,000 shares; Lawrence K. Schoening, 40,205 shares; and Corkey L. Turner, 55,585 shares.

         Repurchase of Michael D. Domec's Shares. The Contribution Agreement also obligated Michael D. Domec to sell, and the Company to purchase, 1,135,000 shares of Common Stock owned by Mr. Domec subsequent to the completion of the offering at an aggregate purchase price of $11.35 million, or $10.00 per share. The Contribution Agreement provided that the repurchase of Mr. Domec's shares be consummated within five business days following the closing of the Company's initial public offering, and such repurchase was consummated timely.

         Federal and State Income Tax Matters; Indemnity. Upon consummation of the exchange transaction contemplated by the Contribution Agreement, the S corporation status of those predecessor corporations that had elected such status ("Electing Corporations") terminated. The Contribution Agreement provided that the income earned by the Electing Corporations for the period of the current year during which they were S corporations would be allocated to their respective shareholders for income tax purposes. Each such shareholder is required under the Contribution Agreement to pay any and all taxes imposed on him or such Electing Corporation for all taxable periods during which such corporation was an S corporation, as well as any taxes imposed on him and/or such corporation as a result of such corporation's S election being treated as invalid or ineffective for any reason or for the revocation or termination of such election prior to the termination date contemplated by the Contribution Agreement.

         The Contribution Agreement provided certain indemnity arrangements among the Electing Corporations and their shareholders with respect to adjustments to income and expense items for prior periods. In general, the Electing Corporations were required to indemnify their respective shareholders against all liabilities, including fines, deficiencies, costs and expenses with respect to all taxes imposed on such shareholders as a result of an adjustment to income reported by such Electing Corporations to such shareholders for any period prior to termination of S corporation status as long as such adjustment results in a corresponding decrease in the liability for taxes payable by the Electing Corporations (excluding adjustments that affect the period or periods during which items of income or expense were recognized to the extent that the shareholder receives a refund or credit for overpayment of tax as a result of such adjustment). Because the Electing Corporations are subsidiaries of the Company pursuant to the consummation of the exchange transaction contemplated by the Contribution Agreement, any indemnity required by an Electing Corporation would adversely affect the consolidated financial statements of the Company. Each shareholder of an Electing Corporation was required to indemnify the Electing Corporation against his pro rata share of all liabilities, including fines, deficiencies, costs and expenses with respect to all taxes imposed on such Electing Corporation as a result of an adjustment to income resulting in a decrease in such shareholder's taxable income for a particular period or periods prior to the termination of S corporation status (although the amount of any such indemnity obligation will be reduced by an amount equal to the federal or state tax benefit resulting from deductions allowable to the Electing Corporation for any state or local taxes paid by the Electing Corporation with respect to any taxable income shifted from an S corporation period to a C corporation period). In no event will the indemnity obligation of such shareholder be greater than the amount by which the reduction in tax liability of the shareholder resulting from the shifting of income to a C corporation taxable year exceeds all reasonable costs incurred by the shareholder attributable to securing such reduction in tax liability. Each shareholder was also required to indemnify the Electing Corporation against his pro rata share of all liabilities, including fines, deficiencies, costs and expenses with respect to all taxes imposed on such Electing Corporation as a result of a determination that all or any portion of the S corporation taxable income reported for such Electing Corporation is taxable to the Electing Corporation because the S corporation election for the Electing Corporation was not effective or was revoked or terminated prior to the date of termination of S corporation status.

AGREEMENTS CONCERNING WARRANTS AND OPTIONS

         Under agreements dated the same date as the Contribution Agreement, the Company entered into warrant agreements with Mr. Neeb and Tex-Mex Partners, L.C. ("Tex-Mex"), a limited liability company of which Mr. Textor is a principal, pursuant to which Mr. Neeb and Tex-Mex acquired warrants to purchase shares of Common Stock at the initial public offering price less the amount paid for the warrant ($.10 per share) for an aggregate amount of Common Stock equal to ten percent (10%) of the shares of Common Stock of the Company outstanding upon consummation of the initial public offering. Such shares were allocated 5%, or 179,885 shares, to Mr. Neeb and 5%, or 179,885 shares, to Tex-Mex. The Company's warrants to Mr. Neeb become exercisable on the second anniversary of the initial public offering, and the Company's warrants to Tex-Mex become exercisable on the first anniversary of the initial public offering.

         The Company also granted stock options to Mr. Morris for an amount of shares of Common Stock equal to 3% of the Common Stock, or 107,931 shares, outstanding upon completion of the offering and to Ms. Riffe for an amount of shares of Common Stock equal to 1% of the Common Stock, or 35,977 shares, outstanding upon completion of the offering, with an exercise price equal to the initial public offering price. The options granted to Mr. Morris and Ms. Riffe vest and become exercisable at the rate of 10% on the first anniversary of the date of grant, 15% on the second anniversary of the date of grant and 25% on each of the third through fifth anniversaries of the date of grant.

         In addition, Larry N. Forehand sold warrants to Mr. Neeb, Tex-Mex, Mr. Morris and Ms. Riffe to purchase an aggregate of 520,996 shares of the Common Stock of the Company held by Mr. Forehand at the initial public offering price less the amount paid for the warrant ($.10 per share). Such shares were allocated 196,602 shares to Mr. Neeb, 196,602 shares to Tex-Mex (with warrants for 25,000 of such shares rescinded by agreement in 1996), 98,301 shares to Mr. Morris and 29,491 shares to Ms. Riffe. The warrants acquired from Mr. Forehand by Messrs. Neeb and Morris and Ms. Riffe become exercisable on the second anniversary of the initial public offering, and the warrants acquired from Mr. Forehand by Tex-Mex become exercisable on the first anniversary of the initial public offering (except for those allocable to Mr. Textor, which become exercisable on the second anniversary).

         The Company has granted limited registration rights to holders of warrants granted by the Company and Larry N. Forehand to Mr. Neeb, Tex-Mex, Mr. Morris and Ms. Riffe to register the 855,766 underlying shares of Common Stock covered by such warrants in connection with registrations otherwise undertaken by the Company.

LOANS BY RELATED PARTIES

         Larry N. Forehand and his brother, Leon Forehand, made loans to certain predecessor corporations from time to time prior to the Company's initial public offering. Leon Forehand made a $125,000 loan to a predecessor corporation in 1994. This loan, which had an outstanding principal balance of approximately $34,469 at December 27, 1996, bears interest at 9% per annum and is repayable in monthly payments of $3,975 of principal and interest through October 1997. At December 27, 1996, the Company had no outstanding indebtedness to Larry N. Forehand. The Company believes that the terms of the loan arrangement are as favorable as those which the Company could have obtained from a non-affiliated third party, and, therefore, plans to retire such loan in accordance with its terms.

LEASE OF HEADQUARTERS BUILDING

         The Company leases its executive offices in Houston, Texas from CO Properties No. 3, a Texas partnership owned by Larry N. Forehand and Michael
D. Domec. The lease, which expires in April 1998, is a gross lease (where the landlord pays utilities and property taxes) with monthly rental payments of $5,000 per month (representing $1.00 per square foot). The Company believes that this lease is on terms at least as favorable as could be obtained from an unrelated third party.

ACCOUNTING AND FINANCIAL SERVICES

         Bay Area Management Inc., an entity owned by Robert N. Domec, the brother of Michael D. Domec, has performed accounting and financial services for the predecessors of the Company for approximately 15 years. In addition to providing all central accounting and certain administrative functions for the Company, Bay Area Management, Inc. handles payroll, payroll taxes and related personnel functions for the Company. Total fees paid by the Company to Bay Area Management, Inc. for fiscal 1996 were $177,707. The Company believes that the services provided by Bay Area Management, Inc. have been provided on terms at least as favorable as could be obtained from an unrelated third party, and the Company presently intends to continue to use the services of this company.

AREA DEVELOPMENT AGREEMENT

         Michael D. Domec is a franchisee of Casa Ole and has agreed to open a minimum of five restaurants in the Houston, Texas area by 2001. The first restaurant under Mr. Domec's multi-unit development agreement opened in October 1996. Under the multi-unit development agreement Mr. Domec does not pay a franchise fee but pays a royalty of 2% of gross sales.

         The Company believes that the foregoing transactions were on terms no less favorable to it than those that could have been obtained from unaffiliated third parties. Related party transactions are subject to the review and approval of the Company's Audit Committee, which is comprised exclusively of independent directors who are not otherwise involved in the day-to-day management of the Company or officers of the Company, and who do not have a personal financial interest in the matter in which they are acting. Any future related party transactions will be on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

                               PERFORMANCE GRAPH

         The following performance graph compares the cumulative return of the Common Stock with that of the Nasdaq Composite Index and the Standard & Poors Midcap Restaurants Index since the Company's initial public offering, assuming in each case an initial investment of $100 on April 25, 1996.





------------------------------------------------------------------------------------------------
TOTAL RETURN ANALYSIS
                                        4/25/96     6/28/96     8/30/96     10/31/96    12/27/96
------------------------------------------------------------------------------------------------
CASA OLe RESTAURANTS, INC.             $ 100.00    $ 124.43    $ 119.32     $ 107.95    $  79.55
S&P MIDCAP RESTAURANTS                 $ 100.00    $  92.60    $  86.06     $  77.88    $  81.47
NASDAQ COMPOSITE                       $ 100.00    $ 100.12    $  96.48     $ 103.27    $ 109.23
------------------------------------------------------------------------------------------------

                       SELECTION OF INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

         KPMG Peat Marwick LLP has served as the Company's independent auditors since the initial public offering and are proposed to serve as the independent auditors for the Company and its subsidiaries for the year ending December 26, 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the shareholders' meeting to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS

         Any shareholder who intends to present a proposal at the 1998 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 21, 1997. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.


                                 OTHER MATTERS

         The solicitation of proxies is made by and on behalf of the Board. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

         If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the shareholder. IN THE ABSENCE OF ANY SUCH SPECIFICATION, THEY WILL BE VOTED TO ELECT THE DIRECTORS AS SET FORTH UNDER "ELECTION OF DIRECTORS" ABOVE AND TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR FISCAL 1997 AS SET FOR UNDER "SELECTION OF INDEPENDENT AUDITORS" ABOVE. Pursuant to applicable law, broker nonvotes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any of the proposals to be presented at the meeting.

         The presence of a shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company.

         If any other matters come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

                                     By Order of the Board of Directors



                                     Stacy M. Riffe
                                     Secretary

April 23, 1997

PROXY                                                            PROXY

                           CASA OLE RESTAURANTS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS -- MAY 28, 1997

        The Undersigned hereby appoints LOUIS P. NEEB, PATRICK A. MORRIS and STACY M. RIFFE, and each or any of them, as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Casa Ole Restaurants, Inc. (the "Company") to be held in the Company's Pasadena restaurant located at 1520 E. Southmore, Pasadena, Texas, on Wednesday, May 28, 1997, at 10:00 a.m., Houston time, and any adjournments(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated below and on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of directors and approval of the appointment of independent auditors.

    PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

[                                                                             ]

                                                  For     Withhold     For All
1. Election of Directors --                       All        All       Except
   Nominees: Larry N. Forehand, John C. Textor    [ ]        [ ]         [ ]

   ---------------------------------
   (Except nominee(s) written above)

2. To approve the appointment of                 For     Against      Abstain
   KPMG Peat Marwick LLP as the                   [ ]        [ ]         [ ]
   Company's independent auditors
   for fiscal 1997.

                              Please check this box if you plan to attend [ ] the Annual Meeting of Shareholders

                                  The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

                                               Dated:____________________, 1997
                                  Signature(s)_________________________________

                                  ---------------------------------------------
                                  Please sign exactly as your name appears.
                                  Joint owners should each sign personally.
                                  Where applicable, indicate your official position or representation capacity. Please date, sign and return this Proxy in the enclosed business envelope.